UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TELUS Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7th Floor — 510 West Georgia Street, Vancouver, British Columbia, Canada	V6B 0M3
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class which to be so registered	Name of each exchange on which each class is to be registered
Rights to purchase common shares	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                                           (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On February 13, 2019, TELUS Corporation’s (“Registrant”) Board of Directors approved the Registrant’s new Shareholder Rights Plan as set forth in the Shareholder Rights Plan Agreement dated March 13, 2019 (the “New Rights Plan”), subject to ratification by the shareholders of the Registrant.

On May 9, 2019, the shareholders of the Registrant approved and ratified the New Rights Plan and the issuance of one right (a “Right”) for each common share of the Registrant outstanding pursuant to the New Rights Plan, which common shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and listed on the New York Stock Exchange.

On May 9, 2019, pursuant to the New Rights Plan, one Right was issued and attached to each common share of the Registrant outstanding.

For a description of the Rights to be registered, reference is made to the information under the heading “5. Ratification and confirmation of shareholder rights plan” in the Registrant’s 2019 Notice of Annual General Meeting and Information Circular dated March 13, 2019 filed as Exhibit 99.1 to the Registrant’s Form 6-K as furnished with the Securities and Exchange Commission on April 5, 2019. The foregoing description of the Rights is qualified in its entirety by reference to the full text of the New Rights Plan, a copy of which is attached as an exhibit hereto and incorporated herein by this reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of TELUS Corporation.

4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to TELUS Corporation’s Registration Statement on Form 8-A dated January 31, 2013).

4.2

Shareholder Rights Plan Agreement, dated as of March 13, 2019, between TELUS Corporation and Computershare Trust Company of Canada, as Rights Agent (incorporated by reference to Exhibit 99.4 to TELUS Corporation’s Report on Form 6-K as furnished with the Securities and Exchange Commission on April 5, 2019).

4.3	Form of Rights Certificate (included as part of Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 9, 2019	TELUS CORPORATION

	By:	/s/Andrea Wood
Name: Andrea Wood
Title: Chief Legal and Governance Officer